EXHIBIT 99
NU LOGO

NEWS RELEASE


CONTACT:       Jeffrey R. Kotkin
OFFICE:        (860) 665-5154

                NU REPORTS SECOND-QUARTER RESULTS

     BERLIN, Connecticut, July 23, 2002-Northeast Utilities (NU) today reported earnings of $28.9 million, or $0.22 per share fully diluted, in the second quarter of 2002, compared with earnings of $46.7 million, or $0.35 per share fully diluted, in the second quarter of 2001.

     For the first six months of 2002, NU reported earnings of $47.5 million, or $0.37 per share fully diluted, compared with earnings of $158.9 million, or $1.14 per share fully diluted, in the first half of 2001.

     NU recorded nonrecurring items in the first six months of both 2002 and 2001. In the first quarter of 2002, NU recorded after-tax charges of $10 million, or $0.08 per share, primarily associated with NU's investment in NEON Communications, Inc.
(NEON), a Massachusetts-based provider of high-bandwidth fiber optic telecommunications services. Although NEON filed a reorganization plan in June 2002 in U.S. Bankruptcy Court in Delaware, NU believes its remaining investment in NEON is realizable since the plan calls for NU to retain a 7 percent share of NEON's post-bankruptcy equity. Excluding the first-quarter write-offs, NU earned $57.5 million, or $0.45 per share fully diluted, in the first half of 2002.

     In the first half of 2001, NU recorded several one-time earnings effects related to the sale of Millstone Station in March 2001, the adoption of certain accounting rules, and the forward repurchase of 10.1 million common shares. Absent those effects, NU earned $38.7 million, or $0.29 per share fully diluted, in the second quarter of 2001, and $91.9 million, or $0.67 per share fully diluted, in the first half of 2001.

     The following table reconciles 2001 and 2002 earnings on reported and adjusted bases:


                                       Second Quarter First Half

     2001      Reported EPS                $0.35        $1.14
One-time items   Forward Share Repurchase ($0.06)       $0.24
                 Millstone Sale             ---        ($0.87)
                 Adoption of SFAS 133       ---         $0.16
     2001      Adjusted EPS                $0.29        $0.67
                 Improved 2002 Regulated
                  Business Results         $0.09        $0.08
                 Weaker 2002 Competitive
                  Business Results        ($0.18)      ($0.31)
                 Lower 2002 Share Count    $0.01        $0.03
                 Other                     $0.01       ($0.02)
     2002      Adjusted EPS                $0.22        $0.45
 One-time item   Investment Write-Offs      ---        ($0.08)
     2002      Reported EPS                $0.22        $0.37

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     Michael G. Morris, NU chairman, president and chief executive officer, attributed the lower second quarter operating earnings primarily to weaker results at NU's competitive energy businesses.
In the second quarter of 2002, those businesses lost $9.3 million, compared with earnings of $13.6 million in the second quarter of 2001. Morris said the weaker results were related primarily to April losses on natural gas trading and low early spring river flows, which curtailed production at conventional hydroelectric plants.

     Morris also noted revenues of NU's competitive energy businesses will be reduced as a result of recently released accounting guidance related to the classification of revenues and expenses associated with energy trading contracts. In June 2002, the Emerging Issues Task Force
(EITF) of the Financial Accounting Standards Board reached a consensus on Issue No. 02-3, "Accounting for Contracts Involved in Energy Trading and Risk Management Activities." The EITF required energy trading companies to record revenues and expenses associated with energy trading contracts on a net basis, rather than recording the gross revenues and expenses. This change is retroactive to all periods presented, but will have no effect on net income. NU will adopt the statement in the third quarter of 2002. As a result, NU now estimates that its competitive energy revenues for the first six months of 2002 will be reduced to $800 million from the $1.9 billion reflected in the financial statements released today.

     Morris said results from NU's regulated operating companies were mixed in the second quarter of 2002. Combined earnings at Public Service Company of New Hampshire (PSNH) and North Atlantic Energy Corporation totaled $18.1 million in the second quarter of 2002 and $30.8 million in the first half of 2002, compared with earnings of $18.9 million in the second quarter of 2001 and $53.0 million in the first half of 2001. Morris attributed the earnings decline to a nonrecurring after-tax gain of $15.5 million in the first quarter of 2001 associated with the sale of PSNH's share of the Millstone 3 unit and to a 10 percent rate reduction that took effect May 1, 2001 in connection with industry restructuring.

     Earnings at The Connecticut Light and Power Company (CL&P),
NU's largest regulated subsidiary, totaled $10.0 million in the second quarter of 2002 and $30.3 million in the first half of 2002, compared with $17.4 million in the second quarter of 2001 and $54.3 million in the first half of 2001. Morris said the primary reason for the difference was CL&P's recording of a nonrecurring after-tax gain of $19.1 million in the first quarter of 2001 as a result of the Millstone sale.

     Yankee Energy System, Inc. lost $0.5 million in the second quarter of 2002 and earned $12.1 million in the first half of 2002, compared with a loss of $6.8 million in the second quarter of 2001 and a profit of $8.9 million in the first half of 2001.

     Western Massachusetts Electric Company (WMECO) earned $15.3 million in the second quarter of 2002 and $22.2 million in the first half of 2002, compared with a profit of $1.1 million in the second quarter of 2001 and a $3.8 million profit in the first half of 2001. Morris said WMECO results in the first half of 2001 were negatively impacted by a refueling outage at Millstone 3 and earnings in the first half of 2002 benefited from higher tax credits.

     Morris said NU results were hurt by lower regulated electric and natural gas sales, resulting from mild winter and early spring weather and lower industrial sales. Heating degree days at Bradley International Airport in Windsor Locks, Connecticut from January 1, 2002 though June 30, 2002 totaled 3,342, compared with 3,835 for the same period of 2001. Regulated industrial electric sales were down 10.8 percent in the first six months of 2002, compared with the same period of 2001, while residential sales were off 1.8 percent and commercial sales were up 0.9 percent.
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

Page 3 of 3

     "Our regulated businesses continue to perform well and remain quite stable, despite some challenging economic conditions," Morris said.

     Partially offsetting weaker sales were lower financing costs and a lower share count. NU had approximately 129.8 million shares outstanding as of June 30, 2002, compared with 133.9 million shares outstanding as of June 30, 2001. NU has repurchased approximately 850,000 shares in 2002 and has authorization to repurchase approximately 10 million additional shares by June 30, 2003.

     Despite the weaker results at NU's competitive energy businesses, Morris said NU is maintaining its updated earnings guidance. On June 17, 2002, NU said that the upper end of its previous earnings range of $1.40 to $1.65 a share was unachievable, but Morris said the lower end remains achievable, excluding significant nonrecurring items such as the NEON write-off and expected gains of $25 million to $30 million associated the NU System's 40.04 percent share of the Seabrook nuclear plant. NU expects to sell that share to FPL Group later this year.

      To meet its earnings target, Morris said, NU needs to have a return to more seasonable weather patterns, which has occurred during the first three weeks of July, significantly better performance at its competitive businesses, and continued strong control of nonfuel operation and maintenance costs.

     Northeast Utilities (NYSE: NU) is a Fortune 500 diversified energy company located in Connecticut with operations throughout the Northeast. Through its competitive and regulated subsidiaries, NU provides a full range of energy products and services to millions of residential and business customers from Maine to Maryland. From delivering electricity and natural gas, to marketing energy commodities, to operating and maintaining power plant facilities, NU is committed to safety, reliability and expanding consumers' energy options. For more information on Northeast Utilities and its subsidiaries, visit the NU family of Web sites at www.nu.com.


     This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are statements of future expectations and not facts. Actual results or developments might differ materially from those included in the forward-looking statements because of factors such as competition and industry restructuring, changes in economic conditions, changes in historical weather patterns, changes in laws, regulations or regulatory policies, developments in legal or public policy doctrines, technological developments and other presently unknown or unforeseen factors. Other risk factors are detailed from time to time in NU's reports to the Securities and Exchange Commission.


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NOTE:  NU will webcast a conference call with investors this afternoon at 4 p.m. Eastern Daylight Time.
       The call can be accessed through NU's website at www.nu.com.